As filed with the Securities and Exchange Commission on May 8, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RSA SECURITY INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2916506
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

174 Middlesex Turnpike
Bedford, Massachusetts 01730
(781) 515-5000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

ARTHUR W. COVIELLO, JR.
President and Chief Executive Officer
174 Middlesex Turnpike
Bedford, Massachusetts 01730
(781) 515-5000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Hal J. Leibowitz, Esq.
WilmerHale
60 State Street
Boston, MA 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit(1)	Offering Price(1)	Fee
Common Stock, $0.01 par value per share (including the associated Common Stock Purchase Rights)(2)	1,998,261	$20.01	$39,985,203	$4,279

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on The Nasdaq National Market on May 3, 2006.
(2)	Includes rights to purchase shares of common stock pursuant to the Rights Agreement, dated as of July 20, 1999, between RSA Security Inc. and State Street Bank and Trust Company, which includes as Exhibit A the Form of Rights Certificate and as Exhibit B the Summary of Rights to Purchase Common Stock, as amended.

PROSPECTUS

RSA SECURITY INC.

1,998,261 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of common stock previously issued by RSA Security Inc. to the former stockholders of PassMark Security, Inc. in connection with our acquisition of that company.

We will not receive any proceeds from the sale of the shares offered by this prospectus.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on The Nasdaq National Market under the symbol “RSAS.” On May 5, 2006, the closing sale price of our common stock on Nasdaq was $20.35 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2006.

RSA Security and RSA are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other trademarks or trade names referred to in this prospectus or in the documents that we incorporate by reference into this prospectus are the property of their respective owners.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

RSA SECURITY INC.

RSA Security Inc. and its consolidated subsidiaries are an expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, we lead the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity and access management solutions helps businesses to establish who’s who online — and what they can do.

On April 24, 2006, we acquired PassMark Security, Inc. a Delaware corporation, through the merger of a wholly owned subsidiary of ours with and into PassMark. The aggregate consideration payable by us to the former stockholders of PassMark pursuant to the merger consisted of (1) a preliminary base cash purchase price of $9.0 million (subject to certain adjustments and with $5.0 million deposited into escrow to satisfy the indemnification and other post-closing obligations of the former PassMark stockholders) and (2) 2,005,977 shares of our common stock as of the closing. We set aside an additional $2.7 million to fund employee retention plans and termination costs. We also assumed all outstanding options and restricted stock agreements under PassMark’s stock incentive plans.

Our principal executive offices are located at 174 Middlesex Turnpike, Bedford, Massachusetts 01730, our telephone number at that address is (781) 515-5000 and our Internet address is www.rsasecurity.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus to “RSA,” “we,” “us,” and “our” refer RSA Security Inc. and its subsidiaries.

THE OFFERING

Common stock offered by selling stockholders	1,998,261 shares
Use of proceeds	RSA will not receive any proceeds from the sale of shares in this offering
Nasdaq National Market symbol	RSAS

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Our operating results tend to fluctuate from quarter to quarter.  Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. A variety of factors, many of which are outside of our control, can cause these fluctuations, including, among others:

•	the size, timing and shipment of individual orders for our products;

•	changes in our operating expenses;

•	the timing of personnel departures and new hires and the rate at which new personnel become productive;

•	the timing of the introduction or enhancement of our products and our competitors’ products;

•	customers deferring their orders in anticipation of the introduction of new products by us or our competitors;

•	market acceptance of new products;

•	changes in the mix of products sold;

•	changes in product pricing, including changes in our competitors’ pricing policies;

•	development and performance of our direct and indirect distribution channels and changes in the mix of vertical markets to which we sell our products;

•	the amount and timing of charges relating to restructurings and the impairment or loss of value of some of our assets, especially goodwill and intangible assets; and

•	general economic conditions.

We may not be able to achieve, sustain or grow our profitability from quarter to quarter. Because our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are fixed, a small variation in when revenue is recognized can cause significant variations in operating results from quarter to quarter. Our business has historically tended to be seasonal, with the last quarter of the year having the highest amount of revenue and the first quarter of the year having the lowest amount of revenue.

Our failure to successfully integrate Cyota and PassMark into our business and operations could hurt our business.  The integration of the business and operations of Cyota, Inc., which we acquired in December 2005, and PassMark, which we acquired in April 2006, into our business and operations is a complex, time-consuming and expensive process. Before any acquisition, each company has its own business, culture, customers, employees and systems. After the acquisition, we must ensure that the companies operate as a combined organization using common communications systems, operating procedures, financial controls and human resources practices. In order to successfully integrate Cyota and PassMark, we must, among other things, successfully:

•	retain key Cyota and PassMark personnel;

•	integrate, both from an engineering and a sales and marketing perspective, Cyota’s and PassMark’s products and services into our suite of product and service offerings;

•	coordinate research and development efforts;

•	train and integrate our sales forces;

•	integrate our business processes and systems; and

•	eliminate redundant costs and consolidate redundant facilities.

To remain competitive we may need to acquire other companies or purchase or license technology from third parties in order to introduce new products and services or enhance our existing products and services.  We may not be able to find businesses that have the technology we need and, if we find such businesses, may not be able to purchase or license the technology on commercially favorable terms or at all. Once we have completed an acquisition or technology license, the acquired business or our relationship with the licensor may not be successful. In addition, acquisitions and technology licenses are difficult to identify and complete for a number of reasons, including the cost of potential transactions, competition among prospective buyers and licensees and the need for regulatory approvals. In order to finance a potential transaction, we may need to raise additional funds by selling our stock or borrowing money. We may not be able to find financing on favorable terms, and the sale of our stock may result in the dilution of our existing stockholders.

Some of our products have long and unpredictable sales cycles, which may impact our quarterly operating results.  Transactions for some of our products, especially our Web access management products, often involve large expenditures by our customers. The sales cycles for these transactions can be long and unpredictable due to a number of uncertainties such as:

•	customers’ willingness to invest potentially substantial resources and modify their network infrastructures to take advantage of our products;

•	customers’ budgetary constraints;

•	the need to educate potential customers about our products’ capabilities;

•	the timing of customers’ budget cycles;

•	delays caused by customers’ internal review processes; and

•	for sales to government customers, governmental regulatory, approval and purchasing requirements.

During times when the global economy experiences weakness or uncertainty, we may have difficulty selling our products and services.  The global economy, especially the technology sector, can be volatile, and an economic slowdown can have serious negative consequences for our business and operating results. For example, during a period of economic weakness or uncertainty, current or potential customers may defer purchases, go out of business or have insufficient capital to buy or pay for our products and services. During the last several years, we have observed that many companies have reduced their budgets for information technology products and services, which may reduce or eliminate some potential sales of our products and services. In addition, if our resellers and distributors experience financial difficulties due to an uncertain economy, then we may have difficulty selling to and collecting money from those resellers and distributors.

If we fail to remain competitive, then we could lose market share for our established products or fail to gain market share for our less mature products and services.  We have seen increased competition in our market in recent years, and we expect this trend to continue. A number of competitive factors could cause us to lose potential sales or to sell our products and services at lower prices or at reduced margins, including, among others:

•	Some of our competitors offer e-security products with features and functionality that our products do not currently offer or at lower prices than we offer. In addition, our customers and potential customers may perceive some of our competitors’ products and services as being more convenient and easier to use than ours.

•	Some computer and software companies that have not traditionally offered e-security products are now offering free or low-cost e-security products and functionality bundled with their own computer and software products.

•	Some of our current and potential competitors have greater financial, marketing and technical resources than we do, allowing them to leverage an installed customer base and distribution network, adapt more quickly to new technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products and services than we can.

•	Our industry is undergoing consolidation, with larger firms acquiring some of our competitors. A larger firm that acquires a competitor may be a greater threat to us than the original, smaller competitor was for the reasons described in the immediately preceding bullet point.

•	Our issued U.S. patents expire at various dates ranging from 2006 to 2023. When each of our patents expires, competitors may develop and sell products based on the same or similar technologies as those covered by the expired patent.

•	The expiration of some of our patents has also permitted the use and distribution of “freeware,” free versions of some of our technology, and we believe that some potential customers may be choosing to use freeware instead of buying our products.

•	Many companies have reduced their information technology budgets due to the current economic conditions, which could make competition more intense because we are competing for fewer customer dollars.

We depend heavily on key, talented employees in a competitive labor market.  Our success depends on our ability to attract, motivate and retain skilled personnel, especially in the areas of management, sales and engineering. We compete with other companies for a small pool of highly qualified employees. Although we believe that our compensation plans are competitive, we may not be able to hire and retain the employees we need.
     If our restructuring of our engineering resources is not successful, then our product development and enhancement efforts could be adversely impacted, which could hurt our business. We are currently executing a plan to restructure our engineering resources into four core locations around the world, including relocating a number of engineering positions to our headquarters in Bedford, Massachusetts and to expanded operations in India and Australia. We may not be able to retain or attract the talented engineering personnel we need in order to realize the benefits of this restructuring. In addition, the restructuring is disruptive to our engineering organization, as projects are reassigned to new locations and personnel. This disruption could lead to delays or errors in the development and enhancement of our products. Further, if the costs of expanding our operations in India and Australia are greater than we anticipate, or if we are not successful in integrating those operations into our worldwide engineering organization, then we may not realize the cost or operational efficiencies that we expect from the restructuring.

Our stock price has been volatile and is likely to remain volatile.  From April 1, 2005 through April 28, 2006, our stock price has ranged from a per share high of $21.04 to a low of $9.99. A number of factors may contribute to the volatility of our stock price, including:

•	our ability to meet the expectations of brokerage firms, industry analysts and investors with respect to our operating and financial results;

•	our public announcements and our competitors’ public announcements;

•	the public’s perception of the strength of the e-security solutions market and technology companies generally;

•	litigation developments;

•	the volatility of the stock market in general and of the technology sector in particular; and

•	general economic conditions.

If the market for e-security solutions does not continue to grow, then demand for our products and services may decrease.  The market for some of our e-security solutions is continuing to develop, and demand for our products and services depends on, among other things:

•	the perceived ability of our products and services to address real customer problems;

•	the perceived quality, price, ease-of-use and interoperability of our products and services as compared to those of our competitors;

•	the market’s perception of how easy or difficult it is to deploy our products, especially in complex, heterogeneous network environments;

•	the continued evolution of electronic commerce as a viable means of conducting business;

•	market acceptance and use of new technologies and standards;

•	the ability of network infrastructures to support an increasing number of users and services;

•	the public’s perception of the need for secure electronic commerce and communications over both wired and wireless computer networks;

•	the U.S. government’s continued focus on e-security as a means to counteract terrorism and other hostile acts;

•	the pace of technological change and our ability to keep up with these changes;

•	the market’s perception of our products’ ability to address the e-security aspects of various laws; and

•	general economic conditions, which, among other things, influence how much money our customers and potential customers are willing to allocate to their information technology budgets.

Unless we keep up with the ongoing changes in e-security technology and standards, our products and services could become obsolete.  Our success depends in part upon our ability to enhance our existing products and to introduce new, competitively priced products and solutions with features that meet changing market requirements, all in a timely and cost-effective manner. A number of factors, including the following, could have a negative impact on the success of our products and services:

•	quality, reliability or security failures, which could result in product returns, delays in collecting accounts receivable, unexpected service or warranty expenses, reduced orders and a decline in our competitive position;

•	delays or difficulties in the development of our products and services;

•	our competitors’ introduction of new products or services ahead of our new products or services, or their introduction of superior or cheaper products or services;

•	the availability of free, unpatented implementations of encryption algorithms and security protocols;

•	the market’s failure to accept new technologies, including consumer authentication, connected authentication devices, smart cards, enterprise strong authentication, Web access management and digital certificates;

•	our failure to include features in our products, or obtain industry and governmental certifications, that our customers or U.S. or foreign government regulators may require;

•	our failure to anticipate changes in customers’ requirements; and

•	the implementation of industry or government standards that are inconsistent with the technology embodied in our products and services.

If any of our products are found to have, or suspected to have, security vulnerabilities, then we could incur significant costs and damage to our reputation.  If any of our products are found to have significant security vulnerabilities, then we may need to dedicate engineering and other resources to eliminate the vulnerabilities and to repair or replace products already sold or licensed to our customers. In addition, our customers and potential customers could perceive our products as unreliable, making it more difficult for us to sell our products.

If we fail to obtain a sufficient supply of high-quality RSA SecurID authenticators or components, then we may be unable to fill customer orders or may need to replace defective authenticators shipped to our customers.  Problems with the availability or quality of our products could cause our revenue to decrease and our costs to increase, damage our reputation in the marketplace and subject us to damage claims from our customers. Examples of quality and possible availability problems include:

•	In 2002 and 2003, our quarterly analysis of historical failure and defective return rates indicated that certain RSA SecurID authenticators produced between 2000 and 2002 were subject to higher defect and failure rates.

•	Many of our suppliers are located outside of the United States. If political, economic, health-related or natural events, such as the U.S. actions in Iraq or the 2004 earthquake and tsunami disasters in Asia, were to affect international trade, then we could experience difficulties in obtaining product components from our international suppliers.

•	We depend on a limited number of suppliers for some of our product components. If our existing suppliers were unable to provide us with a sufficient supply of quality components, then we would have to expend significant resources to find new suppliers, and it is possible that we would be unable to find new suppliers in a timely manner.

International sales make up a significant portion of our business.  International sales accounted for more than 40% of our total revenue in each of the years ended December 31, 2005, 2004 and 2003 and the three months ended March 31, 2006. There are certain risks inherent in doing business internationally, including:

•	foreign regulatory requirements and the burdens of complying with a wide variety of foreign laws;

•	legal uncertainty regarding liability and the costs of resolving or litigating a dispute internationally;

•	difficulties in the enforcement of intellectual property rights;

•	export and import restrictions on cryptographic technology and products incorporating that technology;

•	difficulties and delays in establishing international distribution channels;

•	the need to tailor or “localize” our products in order to compete in particular international markets and to comply with foreign laws;

•	difficulties in collecting international accounts receivable;

•	fluctuations in currency exchange rates;

•	potentially adverse tax consequences, including restrictions on the repatriation of earnings;

•	tariffs and other trade barriers; and

•	political instability.

If we fail to protect our rights in our proprietary technology, competitors may use our technology, which could weaken our competitive position, reduce our revenue and increase our costs.  We rely on a combination of patent, trade secret, copyright and trademark laws, software licenses, nondisclosure agreements and technical measures to protect our proprietary technology. However, despite our efforts to protect our proprietary rights, unauthorized third parties may nonetheless succeed at:

•	copying aspects of our products;

•	obtaining and using information that we regard as proprietary; or

•	infringing upon our patents and other proprietary rights.

We rely on patents to protect our proprietary rights in our technology, but patents may not provide complete protection:

•	It is possible that any patent that we or our licensors hold might be invalidated, circumvented, challenged or terminated.

•	It is possible that patent examiners might reject the claims described in our pending or future patent applications.

•	The laws of some countries in which our products are now, or may in the future be, developed or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.

•	All patents expire after a period of years. When each of our patents expires, other companies may develop and sell products based on our previously patented technology.

•	During the life of a patent, third parties may design and sell “work-around” solutions that accomplish the goals of our patented inventions but do not infringe the patents themselves.

Our industry is highly litigious.  From time to time, we have been involved in disputes with third parties who allege that our products may infringe intellectual property rights held by the third parties. For example, in April 2005, Prism Technologies LLC filed a lawsuit against us and several other companies claiming that some of our products infringe Prism’s patent (see Part  I, Item 3 (Legal Proceedings) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for more details). Any litigation carries a number of significant risks, including:

•	litigation is often very expensive, even if it is resolved in our favor; and

•	litigation diverts the attention of management and other resources.

Moreover, if a court or other government agency rules against us in any intellectual property litigation, we might be required to:

•	discontinue the use of certain processes;

•	cease the manufacture, use and sale of infringing products;

•	expend significant resources to develop non-infringing technology;

•	obtain licenses to the infringing technology; or

•	pay significant monetary damages.

Our excess facilities are costly.  We currently lease a number of excess, unused or under-used facilities, and our lease commitments for some of these facilities will not expire for several years. Although we have entered into sublessees for most of these facilities, if any of our sublessees were to fail to pay their portion of the rent to our landlords due to financial difficulties or for any other reason, then we would be responsible for paying the full rental amount.

We must establish and maintain strategic relationships.  We need to create relationships with third parties, including some of our competitors, to ensure that our products will interoperate with the third parties’ products. If our products do not work with third-party products used by our customers and potential customers, then our products could lose or fail to achieve market acceptance. We may not be able to find appropriate strategic partners or may not be able to enter into relationships on commercially favorable terms. Furthermore, the relationships we do enter into may not be successful. Because our strategic relationships are generally non-exclusive, our strategic partners may decide to pursue alternative technologies or to develop alternative products in addition to or instead of our products, either on their own or in collaboration with our competitors.

Security technologies are under constant attack.  The strength of our cryptographic and other e-security technologies is constantly being tested by computer professionals, academics and “hackers.” Any significant advance in the techniques for attacking e-security solutions could make some or all of our products obsolete or unmarketable. From time to time, we have learned of attempts by third parties to reverse engineer our products to find vulnerabilities. If a third party successfully “hacks” any of our products and makes its findings public, then we may need to dedicate engineering and other resources to eliminate the published vulnerabilities. For example, if a third party were to hack our RSA SecurID solution, then some of our customers could require that we replace some or all of their RSA SecurID authenticators with authenticators that are more secure. If we are required to make these replacements or if we cannot address the vulnerabilities in our products in a timely fashion, then our business and operating results could be adversely impacted. In addition, our customers and potential customers could perceive our products as unreliable, making it more difficult for us to sell our products.

We may incur significant expenses and damages because of liability claims.  An actual or perceived breach of network or data security at our facilities or at a customer’s facilities could result in a product liability claim against us. A substantial product liability claim against us could harm our operating results and financial condition. In addition, any actual or perceived breach of network or data security, whether or not caused by the failure of one of our products, could hurt our reputation and cause potential customers to turn to our competitors’ products.

Our stockholder rights plan and some provisions of our charter may inhibit potential acquisition bids.  We have a classified board of directors and have also adopted a stockholders rights plan, both of which could make it more difficult for a potential acquirer to complete a merger, tender offer or proxy contest involving our company. While these provisions are intended to enable our board to maximize stockholder value, they may have the effect of discouraging takeovers that could be in the best interest of certain stockholders and may therefore have an adverse effect on the market price of our common stock.

In addition, as a Delaware corporation, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock and preventing changes in our management.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

We make statements in this prospectus and in the documents that we incorporate by reference into this prospectus that are forward looking, that is, statements that are not historical facts but that convey projections about the future. For example, statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions may be forward-looking statements. You should not place undue reliance on any forward-looking statements in this prospectus or in any of the documents that we incorporate by reference into this prospectus because these statements speak only as of the date when made. Furthermore, we are not obligated to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. There are a number of factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including without limitation the factors described above under “Risk Factors.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any of the proceeds from the resale of the shares from time to time by such holders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees and fees and expenses of our counsel, our accountants and our independent registered public accounting firm.

SELLING STOCKHOLDERS

We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of PassMark Security, Inc. in April 2006. The following table sets forth, to our knowledge, certain information about the selling stockholders as of May 1, 2006.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

			Number of Shares	Shares of Common Stock to be
	Shares of Common Stock		of Common Stock	Beneficially Owned
	Beneficially Owned Prior to Offering		Being Offered	After Offering(1)
Name of Selling Stockholder	Number	Percentage		Number	Percentage

William H. Harris, Jr.(2)	785,123	1.0%	785,123	785,123	*
Diamondhead Ventures, LP(3)	460,945	*	460,945	460,945	*
Diamondhead Ventures Advisory Fund, LP(3)	13,144	*	13,144	13,144	*
Diamondhead Ventures Principals Fund, LP(3)	6,608	*	6,608	6,608	*
Menlo Ventures IX, L.P.(4)	430,968	*	430,968	430,968	*
Menlo Entrepreneurs Fund IX, L.P.(4)	14,221	*	14,221	14,221	*
MMEF IX, L.P.(4)	7,775	*	7,775	7,775	*
Menlo Entrepreneurs Fund IX (A), L.P.(4)	1,728	*	1,728	1,728	*
Louis Gasparini(5)	147,405	*	147,405	147,405	*
Mark Goines(5)	32,865	*	32,865	32,865	*
Steve Klebe(5)	29,472	*	29,472	29,472	*
Goines/Wong Living Trust dtd 6/17/1999(6)	9,583	*	9,583	9,583	*
Glenbrook Partners, LLC(7)	10,564	*	10,564	10,564	*
Paul Bergholm(5)	6,572	*	6,572	6,572	*
Don Park(5)	6,108	*	6,108	6,108	*
Jeff Scheel(5)	5,320	*	5,320	5,320	*
Scott Loftesness	4,791	*	4,791	4,791	*
Prakash Sootarsing(5)	3,857	*	3,857	3,857	*
Anurag Agrawal(5)	3,306	*	3,306	3,306	*
Robert Janssen(5)	3,307	*	3,307	3,307	*
Justin Bonar(5)	3,052	*	3,052	3,052	*
Shahriar Kianersi(5)	2,204	*	2,204	2,204	*
Daniel Donovan(5)	2,204	*	2,204	2,204	*
Viola Gheorghiu(5)	1,653	*	1,653	1,653	*
Margarita Magana(5)	1,653	*	1,653	1,653	*
Carol Dressler(5)	1,066	*	1,066	1,066	*
John Asheim(5)	772	*	772	772	*
Srilatha Koneru(5)	551	*	551	551	*
Marc Luo(5)	551	*	551	551	*
James Dinh(5)	551	*	551	551	*
Timothy Harris(5)	287	*	287	287	*
Sunny Keosingthong(5)	55	*	55	55	*

*	Less than one percent.

(1)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	Mr. Harris is the former Chairman of PassMark Security, Inc. and was elected as a director of RSA Security upon the completion of RSA Security’s acquisition of PassMark.

(3)	Raman Khanna is a managing member of the general partner of Diamondhead Ventures, LP, Diamondhead Ventures Advisory Fund, LP and Diamondhead Ventures Principals Fund, LP and was previously a member of the board of directors of PassMark. Mr. Khanna has sole voting and investment power with respect to all of these shares.

(4)	The following persons are managing members of MV Management IX, L.L.C., the General Partner of each of Menlo Ventures IX, L.P., Menlo Ventures IX, L.P., MMEF IX, L.P. and Menlo Entrepreneurs Fund IX (A), L.P.: H. DuBose Montgomery, John W. Jarve, Douglas C. Carlisle, Sonja L. Hoel, Mark A. Siegel, Kenneth H. Calhoun, Arvind Purushotham, Pravin A. Vazirani and Shawn T. Carolan. Ms. Hoel was previously a member of the board of directors of PassMark. The managing members exercise voting and investment power over these shares. The managing members disclaim beneficial ownership of these shares, except to the extent of their respective proportionate pecuniary interests therein, and the reporting herein of such shares shall not be construed as an admission that they are the beneficial owner of any such shares for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose.

(5)	Employees or former employees of RSA Security and/or PassMark.

(6)	Mark Goines is the trustee of the Goines/Wong Living Trust dtd 6/17/1999 and has sole voting and investment power with respect to all of these shares.

(7)	Scott Loftesness, Allen A. Weinberg and Carol C. Benson are managing members of Glenbrook Partners, LLC. Messrs. Loftesness and Weinberg and Ms. Benson have shared voting and investment power with respect to all of these shares.

Except as described in the table above and the related footnotes, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

This prospectus also covers any additional shares of common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transactions involving our common stock.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

•	in privately negotiated transactions;

•	in options transactions; and

•	by any other legally available means.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Some of the underwriters or deemed underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for us in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholders and each of their respective directors, officers and affiliates against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) April 24, 2007. Notwithstanding the foregoing obligations, we may, under specified circumstances, suspend the effectiveness of the registration statement, or any amendments or supplement thereto.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Kathryn L. Leach, Esq., our Assistant General Counsel. Ms. Leach has options to purchase an aggregate of 11,505 shares of our common stock, which become exercisable through May 2009. Ms. Leach also directly holds 633 shares of our common stock.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from RSA Security’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Cyota, Inc. and its subsidiary as of December 31, 2004, and for the year then ended, incorporated in this prospectus by reference from RSA Security’s Amendment No. 1 to Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 16, 2006, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as set forth in their report included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

(1) Our Annual Report on Form 10-K for the year ended December 31, 2005;

(2) Our Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2005;

(3) Our definitive proxy statement on Schedule 14A filed on April 28, 2006;

(4) Our Current Report on Form 8-K filed January 3, 2006;

(5) Our Current Report on Form 8-K filed January 9, 2006;

(6) Our Current Report on Form 8-K filed January 17, 2006;

(7) Our Current Report on Form 8-K filed January 20, 2006;

(8) Our Current Report on Form 8-K filed January 30, 2006;

(9) Our Current Report on Form 8-K filed February 2, 2006;

(10) Our Current Report on Form 8-K filed February 17, 2006;

(11) Our Amendment No. 1 on Form 8-K/A filed March 16, 2006;

(12) Our Current Report on Form 8-K filed April 17, 2006, as amended by Form 8-K/A filed April 20, 2006;

(13) Our Current Report on Form 8-K filed April 20, 2006;

(14) Our Current Report on Form 8-K filed April 26, 2006; and

(15) The description of the securities contained in our registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

RSA Security Inc.
174 Middlesex Turnpike
Bedford, Massachusetts 01730
Attention: Investor Relations
Telephone: (781) 515-5000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by RSA Security (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$4,279
Legal fees and expenses	$20,000
Accounting fees and expenses	$45,000
Miscellaneous expenses	$5,000

Total expenses	$74,279

Item 15.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article EIGHTH of our Third Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), provides that no director of RSA Security shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article NINTH of our Restated Certificate of Incorporation provides that a director or officer of RSA Security (a) shall be indemnified by RSA Security against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of RSA Security) brought against him by virtue of his position as a director or officer of RSA Security if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of RSA Security, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by RSA Security against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of RSA Security brought against him by virtue of his position as a director or officer of RSA Security if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of RSA Security, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to RSA Security, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by RSA Security against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless RSA Security determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by RSA Security that the director or officer did not meet the applicable standard of conduct required for indemnification, or if RSA Security fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give RSA Security notice of the action for which indemnity is sought and RSA Security has the right to participate in such action or assume the defense thereof.

Article NINTH of our Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, then RSA Security must indemnify those persons to the fullest extent permitted by such law as so amended.

We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16.	Exhibits.

Exhibit
Number		Description

4	.1(1)	Third Restated Certificate of Incorporation, as amended.

4	.2(2)	Amended and Restated By-laws, as amended.

4	.3(3)	Rights Agreement, dated as of July 20, 1999, between RSA Security Inc. and State Street Bank and Trust Company, which includes as Exhibit A the Form of Rights Certificate and as Exhibit B the Summary of Rights to Purchase Common Stock.

4	.4(4)	Amendment to Rights Agreement, dated as of November 2, 2001, among RSA Security Inc., State Street Bank and Trust Company and EquiServe Trust Company, N.A.

4	.5(4)	Amendment No. 2 to Rights Agreement, dated as of March 19,2002, between RSA Security Inc. and EquiServe Trust Company, N.A.

4	.6(5)	Agreement and Plan of Merger, dated as of April 24, 2006, among RSA Security Inc., S&C Acquisition Corp., PassMark Security, Inc. and the Representative (as defined therein).

Exhibit
Number		Description

5	.1*	Opinion of Kathryn L. Leach, Esq.

23	.1*	Consent of Deloitte & Touche LLP.

23	.2*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23	.3*	Consent of Kathryn L. Leach, included in Exhibit 5.1 filed herewith.

24	.1*	Power of Attorney (See page II-5 of this Registration Statement).

(1)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (SEC file no. 000-25120).

(2)	Incorporated by reference to our Registration Statement on Form S-1 (SEC file no. 33-85606).

(3)	Incorporated by reference to our Registration Statement on Form 8-A (SEC file no. 000-25120).

(4)	Incorporated by reference to our Current Report on Form 8-K filed November 6, 2001 (SEC file no. 000-25120).

(5)	Incorporated by reference to our Current Report on Form 8-K filed April 26, 2006 (SEC file no. 000-25120).

*	Filed herewith.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Commonwealth of Massachusetts, on May 8, 2006.

RSA Security Inc.

By:	/s/ Arthur W. Coviello, Jr.
Arthur W. Coviello, Jr.
Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of RSA Security, hereby severally constitute and appoint Arthur W. Coviello, Jr. and Robert P. Nault, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable RSA Security to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur W. Coviello, Jr. Arthur W. Coviello, Jr.	Chief Executive Officer, President, acting Chief Financial Officer and Director (Principal Executive Officer and Principal Financial Officer)	May 8, 2006

/s/ John M. Parsons John M. Parsons	Vice President, Finance and Accounting (Principal Accounting Officer)	May 2, 2006

/s/ James K. Sims James K. Sims	Chairman of the Board of Directors	May 8, 2006

/s/ Robert P. Badavas Robert P. Badavas	Director	May 8, 2006

/s/ Richard A. DeMillo Richard A. DeMillo	Director	May 8, 2006

/s/ Richard L. Earnest Richard L. Earnest	Director	May 8, 2006

Signature	Title	Date

/s/ William H. Harris, William H. Harris, Jr.	Director	May 8, 2006

/s/ Gloria C. Larson Gloria C. Larson	Director	May 2, 2006

/s/ Joseph B. Lassiter, III Joseph B. Lassiter, III	Director	May 8, 2006

/s/ Charles R. Stuckey, Jr. Charles R. Stuckey, Jr.	Director	May 8, 2006

/s/ Orson G. Swindle, III Orson G. Swindle, III	Director	May 1, 2006

EXHIBIT INDEX

Exhibit
Number		Description

4	.1(1)	Third Restated Certificate of Incorporation, as amended.

4	.2(2)	Amended and Restated By-laws, as amended.

4	.3(3)	Rights Agreement, dated as of July 20, 1999, between RSA Security Inc. and State Street Bank and Trust Company, which includes as Exhibit A the Form of Rights Certificate and as Exhibit B the Summary of Rights to Purchase Common Stock.

4	.4(4)	Amendment to Rights Agreement, dated as of November 2, 2001, among RSA Security Inc., State Street Bank and Trust Company and EquiServe Trust Company, N.A.

4	.5(4)	Amendment No. 2 to Rights Agreement, dated as of March 19,2002, between RSA Security Inc. and EquiServe Trust Company, N.A.

4	.6(5)	Agreement and Plan of Merger, dated as of April 24, 2006, among RSA Security Inc., S&C Acquisition Corp., PassMark Security, Inc. and the Representative (as defined therein).

5	.1*	Opinion of Kathryn L. Leach, Esq.

23	.1*	Consent of Deloitte & Touche LLP.

23	.2*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23	.3*	Consent of Kathryn L. Leach, included in Exhibit 5.1 filed herewith.

24	.1*	Power of Attorney (See page II-5 of this Registration Statement).

(1)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (SEC file no. 000-25120).

(2)	Incorporated by reference to our Registration Statement on Form S-1 (SEC file no. 33-85606).

(3)	Incorporated by reference to our Registration Statement on Form 8-A (SEC file no. 000-25120).

(4)	Incorporated by reference to our Current Report on Form 8-K filed November 6, 2001 (SEC file no. 000-25120).

(5)	Incorporated by reference to our Current Report on Form 8-K filed April 26, 2006 (SEC file no. 000-25120).

*	Filed herewith.